Exhibit 10(mmm)

April 13, 2007

Participant

Address

Re:	Elections which must be returned by April 30, 2007 relating to your Performance Shares

Dear Participant’s Name:

The purpose of this letter is to advise you of a change to the performance calculation of payment of Performance Shares under the newly approved, 2007 Cleveland-Cliffs Inc Incentive Equity Plan. The practice for measuring performance for purpose of Performance Shares under the former Long-Term Incentive Program has been to:

1.	Measure cumulative Total Shareholder Return (as defined in the Long-Term Incentive Program Participant Grant and Agreements you executed for 2005 or 2006) at the end of each calendar quarter since the start of the performance period;

2.	Determine the percentile ranking of Cliffs compared to the peer group based upon the cumulative Total Shareholder Return between the start of the performance period and the end of each calendar quarter; and

3.	Average the percentile rankings for each of the 12 quarters.

4.	Determine the Relative Total Shareholder Return performance target range for the Incentive Period as follows:

Percentile Ranking	Performance Level
Maximum	75th Percentile

Target	55th Percentile

Threshold	35th Percentile

The effect of this method was that earlier quarters within the three year performance period were given greater weight than later quarters in the performance period. Due to this effect, the Compensation and Organization Committee of the Board of Directors (“Committee”) recently decided to change the method for the calculation of payout of Performance Shares for all grants of Performance Shares under the Cleveland Cliffs Inc. 2007 Incentive Equity Plan including the 2007 grants.

Beginning in 2007, Cliffs will measure performance for purposes of Performance Shares on the basis of the three year performance period rather than using the cumulative quarter method. Thus, at the end of the three year performance period Cliffs will perform the following calculations:

1.	Measure cumulative Total Shareholder Return, as described above, for the full three year performance period for Cliffs and a for each entity that makes up a peer group of which Cliff’s performance will be compared to; and

2.	Determine the percentile ranking of Cliffs compared to the peer group based upon the cumulative Total Shareholder Return over the performance period.

3.	Determine the Relative Total Shareholder Return performance target range for the Incentive Period as follows:

Percentile Ranking	Performance Level
Maximum	75th Percentile

Target	55th Percentile

Threshold	35th Percentile

The Committee believes that the new methodology is a more accurate way to calculate performance. Therefore, it is offering participants who received grants of Performance Shares in 2005 and/or 2006 to elect whether to change the method of calculating payouts under such grants to the new method or to stay with the old method. Therefore, you have the right to make a one-time election to have your awards granted in 2005 and/or 2006 amended to calculate performance for purposes of the grant of Performance Shares under the new methodology.

Please be advised that, if you were granted Awards in 2005 and 2006, your election must apply equally to your Performance Shares for both years. You will not be permitted to make an election to have one method apply for one year and the other method apply for the other year.

To assist you in making your election, the attached calculation sheet shows period-to-date performance for the 2005 and 2006 Plan periods through March 31, 2007. As shown, through March 31, 2007, the new calculation method yields a slightly lower TSR performance factor for the 2005 award and a slightly higher TSR performance factor for the 2006 award than is the case under the old calculation method. You should also be aware that under the new methodology, should you elect to have it apply to the 2005 and 2006 awards, calculations as of today will have no impact on the amount of the ultimate payout – only the final calculation for each performance period matters.

Please return the enclosed form electing to be covered by either the old methodology or the new methodology to Donna Roese in Human Resources by April 30, 2007 at the latest. We will then prepare the necessary amendments to your 2005 and 2006 Performance Share grants if you elect the new methodology.

If you have any questions about the foregoing, please feel free to contact me at 216-694-5940.

Very truly yours,

/s/ Randy L. Kummer
Randy L. Kummer
Senior Vice President, Human Resources

CLEVELAND-CLIFFS INC

LONG-TERM INCENTIVE PROGRAM

METHOD OF CALCULATION OF PAYOUT OF

PERFORMANCE SHARES ELECTION FORM

This Method of Calculation of Payout of Performance Shares Election Form made by the undersigned is a one-time irrevocable election relating to the Long-Term Incentive Program Grant and Agreement, Year 2005, between the undersigned and Cleveland-Cliffs Inc (“Company”), and the Long-Term Incentive Program Grant and Agreement, Year 2006 between the undersigned and Company. Except as otherwise provided herein, all other terms and conditions of the Cleveland-Cliffs Inc Long-Term Incentive Program (“Long-Term Incentive Program”) and such 2005 and 2006 Grants and Agreements shall remain in effect.

Under the terms of the Long-Term Incentive Program, the method of calculating payout of Performance Shares is based upon cumulative quarterly performance. The Compensation and Organization Committee of the Board of Directors has decided to provide the undersigned with the option to elect to have the methodology with respect to measuring performance for the payout of Performance Shares to be based upon the three year performance period rather than cumulative quarterly performance.

The undersigned understands that their election must apply equally to grants made to them in both 2005 and 2006.

The undersigned hereby elects to have the following method of calculation of Performance Awards apply to grants, made in 2005 and 2006 under the Long-Term Incentive Program:

Cumulative quarterly performance (Old method)

Three-year performance period (New method)

IN WITNESS WHEREOF, I have executed this Election Form on this      day of April, 2007.

Signature

Received and accepted by the Administrator or authorized representative of the Cleveland-Cliffs Inc Long-Term Incentive Program, as amended, this      day of April, 2007.

Signature of Administrator or authorized representative